EXHIBIT 99.3

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian dollars)

May 31, 2013 and 2012

Corporate Head Office

Suite 2300 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3
Tel:  604-638-3246

CORVUS GOLD INC. (An Exploration Stage Company) CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars)

May 31, 2013	Page

Audited Consolidated Financial Statements

Management’s Responsibility for Financial Reporting

Independent Auditor’s Report

Consolidated Statements of Financial Position	1

Consolidated Statements of Comprehensive Loss	2

Consolidated Statements of Cash Flows	3

Consolidated Statement of Changes in Equity	4

Notes to the Consolidated Financial Statements	5-38

CORVUS GOLD INC. (An Exploration Stage Company)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the consolidated financial statements.

The consolidated financial statements have been audited by MacKay LLP, Chartered Accountants, who were appointed by the shareholders.  The independent auditor’s report outlines the scope of their examination and their opinion on the consolidated financial statements.

“Jeffrey Pontius”                                                                           “Peggy Wu”
Jeffrey Pontius,                                                                                Peggy Wu,
Chief Executive Officer                                                                   Chief Financial Officer

August 27, 2013
Vancouver, Canada

Independent Auditor's Report

To the Shareholders of
Corvus Gold Inc.

We have audited the accompanying consolidated financial statements of Corvus Gold Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at May 31, 2013 and May 31, 2012, and the consolidated statements of comprehensive loss, changes in equity and cash flows for the years  then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Corvus Gold Inc. and its subsidiaries as at May 31, 2013 and May 31, 2012 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of matter
Without modifying our opinion, we draw attention to Note 1 to the consolidated financial statements which describes the material uncertainty that may cast significant doubt about the ability of Corvus Gold Inc. to continue as a going concern.

“MacKay LLP”

Chartered Accountants
Vancouver, British Columbia
August 27, 2013

CORVUS GOLD INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Expressed in Canadian dollars)
	May 31, 2013	May 31, 2012

ASSETS

Current assets
Cash and cash equivalents (note 3)	$7,867,270	$6,800,377
Accounts receivable	64,412	32,581
Prepaid expenses	145,682	115,018

	8,077,364	6,947,976

Property and equipment (note 4)	64,642	38,375
Reclamation bond (note 5)	496,378	-
Exploration and evaluation assets (note 6)	28,030,332	18,701,812

	$36,668,716	$25,688,163

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities (note 9)	$520,450	$516,817

Promissory note payable (note 7)	248,832	-

	769,282	516,817
Shareholders’ equity
Share capital (note 8)	48,442,086	33,278,504
Contributed surplus	8,842,965	8,591,140
Accumulated other comprehensive income – cumulative translation differences	413,506	32,084
Deficit	(21,799,123)	(16,730,382)

	35,899,434	25,171,346

	$36,668,716	$25,688,163

Nature and continuance of operations (note 1)
Subsequent events (note 15)

Approved on behalf of the Directors:

“Jeffrey Pontius”                                                      Director

“Anton Drescher”                                                    Director

These accompanying nots form an integral part of these consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Expressed in Canadian dollars) YEARS ENDED MAY 31,
	2013	2012

Expenses
Administration (note 9)	$3,187	$7,046
Charitable donations	8,595	23,475
Consulting fees (notes 8 and 9)	584,990	341,494
Depreciation	17,757	14,630
Insurance	50,019	52,904
Investor relations (note 8)	1,050,508	435,071
Office and miscellaneous (note 9)	169,194	175,895
Professional fees (notes 8 and 9)	511,746	343,026
Property investigation expenditures	(111)	11,125
Regulatory	62,368	56,672
Rent (note 9)	72,815	59,653
Travel	231,472	160,412
Wages and benefits (notes 8 and 9)	2,028,142	885,870

Loss before other items	(4,790,682)	(2,567,273)

Other items
Interest income	53,921	19,667
Write-off of exploration and evaluation assets (note 6(f))	(330,410)	-
Foreign exchange gain (loss)	(1,570)	16,219

	(278,059)	35,886

Net loss for the year	(5,068,741)	(2,531,387)

Other comprehensive income
Exchange difference on translating foreign operations	381,422	1,033,907

Comprehensive loss for the year	$(4,687,319)	$(1,497,480)

Basic and diluted loss per share	$(0.09)	$(0.06)

Weighted average number of shares outstanding	55,806,792	41,998,376

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS (Expressed in Canadian dollars) YEARS ENDED MAY 31,
	2013	2012

Operating activities
Net loss for the year	$(5,068,741)	$(2,531,387)
Add items not affecting cash:
Depreciation	17,757	14,630
Share-based payment charges (note 8)	1,799,218	313,777
Loss (gain) on foreign exchange	1,570	(16,219)
Write-off of exploration and evaluation assets (note 6(f))	330,410	-
Accrued interest	(4,483)	(1,511)
Changes in non-cash items:
Accounts receivable	(14,348)	(4,520)
Prepaid expenses	(30,542)	(56,958)
Accounts payable and accrued liabilities	60,143	7,897

Cash used in operating activities	(2,909,016)	(2,274,291)

Financing activities
Cash received from issuance of shares	13,606,210	5,527,500
Share issuance costs	(62,875)	-

Cash provided by financing activities	13,543,335	5,527,500

Investing activities
Expenditures on property and equipment	(43,655)	(6,047)
Purchase of reclamation bond	(496,378)	-
Expenditures on exploration and evaluation assets	(9,225,775)	(4,224,715)
Recovery on exploration and evaluation assets	150,405	383,285

Cash used in investing activities	(9,615,403)	(3,847,477)

Effect of foreign exchange on cash	47,977	39,239

Increase (decrease) in cash and cash equivalents	1,066,893	(555,029)

Cash and cash equivalents, beginning of the year	6,800,377	7,355,406

Cash and cash equivalents, end of the year	$7,867,270	$6,800,377

Supplemental cash flow information (note 12)

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Expressed in Canadian dollars)
	Number of shares	Share Capital	Contributed Surplus	Accumulated Other Comprehensive Income – Cumulative Translation Differences	Deficit	Total

Balance, May 31, 2011	41,660,261	$27,751,004	$8,262,735	$(1,001,823)	$(14,198,995)	$20,812,921

Net loss	-	-	-	-	(2,531,387)	(2,531,387)
Other comprehensive income Exchange difference on translating foreign operations	-	-	-	1,033,907	-	1,033,907
Shares issued for cash
Private placement	8,250,000	5,527,500	-	-	-	5,527,500
Share-based payment charges	-	-	328,405	-	-	328,405

Balance, May 31, 2012	49,910,261	33,278,504	8,591,140	32,084	(16,730,382)	25,171,346

Net loss	-	-	-	-	(5,068,741)	(5,068,741)
Other comprehensive income Exchange difference on translating foreign operations	-	-	-	381,422	-	381,422
Shares issued for cash
Private placement	11,550,001	10,698,501	-	-	-	10,698,501
Exercise of stock options	3,329,766	2,550,209	-	-	-	2,550,209
Exercise of warrants	325,000	357,500	-	-	-	357,500
Reclassification of contributed surplus on exercise of stock options and warrants	-	1,620,247	(1,620,247)	-	-	-
Shares issuance costs	-	(62,875)	-	-	-	(62,875)
Share-based payment charges	-	-	1,872,072	-	-	1,872,072

Balance, May 31, 2013	65,115,028	$48,442,086	$8,842,965	$413,506	$(21,799,123)	$35,899,434

These accompanying notes form an integral part of these consolidated financial statements

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

1.	NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated on April 13, 2010 under the BCBCA.

The Company is an exploration stage entity engaged in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At May 31, 2013, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A and Quebec, Canada.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests.  The recoverability of amounts shown for exploration and evaluation assets is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of exploration and evaluation assets.  The carrying value of the Company’s exploration and evaluation assets does not reflect current or future values.

These consolidated financial statements have been prepared on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or obtaining additional financing.

In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future which is at least, but not limited to, 12 months from May 31, 2013.  Management is aware, in making its assessment, of material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, as explained in the following paragraph.

The Company has sustained losses from operations, and has an ongoing requirement for capital investment to explore its exploration and evaluation assets.  Based on its current plans, budgeted expenditures, and cash requirements, the Company does not have sufficient cash to finance its current plans for at least 12 months from May 31, 2013.  The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years.  The Company expects to seek additional financing through equity financing.  There can be no assurance as to the availability or terms upon which such financing might be available.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as available-for-sale or fair value through profit and loss, which are stated at their fair value.  In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Approval of consolidated financial statements

The consolidated financial statement of the Company for the year ended May 31, 2013 were reviewed by the Audit Committee and approved and authorized for issue by the Board of Directors on August 27, 2013.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (collectively, the “Group”), Corvus Gold (USA) Inc. (“Corvus USA”) (a Nevada corporation), Corvus Gold Nevada Inc. (“Corvus Nevada”) (a Nevada corporation) and Raven Gold Alaska Inc. (“Raven Gold”) (an Alaska corporation).  All intercompany transactions and balances were eliminated upon consolidation.

Significant Accounting Estimates and Judgments

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year.  Actual outcomes could differ from these estimates.  These consolidated financial statements include estimates which, by their nature, are uncertain.  The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences.  Revisions to accounting estimates are recognized in the year in which the estimate is revised and future periods if the revision affects both current and future years.  These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting year, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the carrying value and the recoverability of the exploration and evaluation assets included in the Statements of Financial Position, the assumptions used to determine the fair value of share-based payments in the Statement of Comprehensive Loss, and the estimated amounts of reclamation and environmental obligations.

Critical accounting judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments.  The Company made the following critical accounting judgments:

•	The determination of deferred tax assets and liabilities recorded in the financial statements.
•
The determination of whether technical feasibility and commercial viability can be demonstrated for its exploration and evaluation assets.  Once technical feasibility and commercial viability of a property can be demonstrated, it is reclassified from exploration and evaluation assets and subject to different accounting treatment.  As at May 31, 2013 management determined that no reclassification of exploration and evaluation assets was required.

•
The determination of functional currency.  In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, management determined that the functional currency of Corvus USA, Corvus Nevada and Raven Gold is US dollars and for all other entities within the Group, the functional currency is Canadian dollars, as these are the currencies of the primary economic environment in which the companies operate.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Cash and cash equivalents

Cash equivalents include highly liquid investments that are readily convertible to cash which are subject to an insignificant risk of change in value.  Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

Foreign currency translation

The presentation currency of the Company is the Canadian dollar.

The functional currency of each of the parent company and its subsidiaries is measured using the currency of the primary economic environment in which that entity operates.  The functional currency of Corvus USA, Corvus Nevada and Raven Gold is US dollars, and for the Company the functional currency is Canadian dollars.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction.  Foreign currency monetary items are translated at the year-end exchange rate.  Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction.  Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in profit or loss in the Statement of Comprehensive Income (Loss) in the year in which they arise.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income (loss) in the Statement of Comprehensive Income (Loss) to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income (loss).  Where the nonmonetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Parent and Subsidiary Companies

The financial results and position of foreign operations whose functional currency is different from the presentation currency are translated as follows:

•	Assets and liabilities are translated at year-end exchange rates prevailing at that reporting date; and
•	Income and expenses are translated at monthly average exchange rates during the year.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s exchange difference on translating foreign operations on the Statement of Comprehensive Income (Loss) and are reported as a separate component of shareholders’ equity titled “Cumulative Translation Differences”.  These differences are recognized in the profit or loss in the year in which the operation is disposed of.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Financial instruments

a)	Financial assets

Financial assets are classified into one of the following categories based on the purpose for which the asset was acquired.  All transactions related to financial instruments are recorded on a trade date basis.  The Company’s accounting policy for each category is as follows:

Fair value through profit or loss (“FVTPL”)

A financial asset is classified as FVTPL if it is classified as held-for-trading or is designated as such upon initial recognition.  Financial assets are designated as FVTPL if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s documented risk management or investment strategy.  Financial assets designated as FVTPL are measured at fair value, and changes therein are recognized in profit or loss.  Cash and cash equivalents are classified as FVTPL and are accounted for at fair value.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  They are classified as current assets or non-current assets based on their maturity date.  Loans and receivables are initially recognized at fair value and subsequently carried at amortized cost less any impairment.  Loans and receivables are comprised of accounts receivables and reclamation bond.

Held-to-maturity

Held-to-maturity financial assets are measured at amortized cost.  The Company does not have any financial assets classified as held-to-maturity.

Available-for-sale financial assets

Available-for-sale (“AFS”) financial assets are non-derivatives that are either designated as available-for-sale or not classified in any other financial asset category.  Changes in the fair value of AFS financial assets other than impairment losses are recognized as other comprehensive income (loss) and classified as a component of equity.  The Company does not have any AFS financial assets.

Impairment of financial assets

The Company assesses at each reporting date whether a financial asset is impaired.

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the financial asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.  The carrying amount of the financial asset is then reduced by the amount of the impairment.  The amount of the loss is recognized in profit or loss.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Financial instruments (cont’d)

a)	Financial assets (cont’d)

Impairment of financial assets (cont’d)

If, in a subsequent year, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the financial asset does not exceed what the amortized cost would have been had the impairment not been recognized.  Any subsequent reversal of an impairment loss is recognized in profit or loss.

In relation to trade receivables, a provision for impairment is made and an impairment loss is recognized in profit and loss when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice.  The carrying amount of the receivable is reduced through use of an allowance account.  Impaired debts are written off against the allowance account when they are assessed as uncollectible.

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairment loss previously recognized in profit or loss, is transferred from accumulated other comprehensive income (loss) to profit or loss.  Reversals in respect of equity instruments classified as available-for-sale are not recognized in profit or loss.

b)	Financial liabilities

The Company classifies its financial liabilities in the following categories: other financial liabilities and FVTPL.

Other financial liabilities

Financial liabilities classified as other financial liabilities are initially recognized at fair value less directly attributable transaction costs.  After initial recognition, other financial liabilities are subsequently measured at amortized cost using the effective interest method.  The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period.  The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.  The Company’s accounts payable and accrued liabilities and promissory note payable are classified as other financial liabilities.

FVTPL

Financial liabilities classified as FVTPL include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as FVTPL.  Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.  Fair value changes on financial liabilities classified as FVTPL are recognized through the consolidated Statement of Comprehensive Income (Loss).  The Company has not classified any financial liabilities as FVTPL.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Property and equipment

a)	Recognition and measurement

On initial recognition, property and equipment are valued at cost, being the purchase price and directly attributable costs of acquisition or construction required to bring the asset to the location and condition necessary to be capable of operating in the manner intended by the Company, including appropriate borrowing costs and the estimated present value of any future unavoidable costs of dismantling and removing items.

Property and equipment is subsequently measured at cost less accumulated depreciation, less any accumulated impairment losses, with the exception of land which is not depreciated.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

b)	Subsequent costs

The cost of replacing part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefit embodied within the part will flow to the Company and its cost can be measured reliably.  The carrying amount of the replaced part is derecognized.  The costs of the day-to-day servicing of property and equipment are recognized in profit or loss as incurred.

c)	Major maintenance and repairs

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.  All other repairs and maintenance are charged to the profit or loss during the financial year in which they are incurred.

d)	Gains and losses

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount, and are recognized net within other items in profit or loss.

e)	Depreciation

Depreciation is recognized in profit or loss on a declining-balance basis at the following annual rates:

Computer equipment                  -           30% declining balance
Vehicles                                        -           30% declining balance

Additions during the year are depreciated at one-half the annual rates.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Depreciation on assets used in exploration activities are capitalized to exploration and evaluation assets.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Mineral exploration and evaluation expenditures

All of the Company’s projects are currently in the exploration and evaluation phase.

a)	Pre-exploration costs

Pre-exploration costs are expensed in the year in which they are incurred.

b)	Exploration and evaluation expenditures

Once the legal right to explore a property has been acquired, costs directly related to exploration and evaluation expenditures are recognized and capitalized, in addition to the acquisition costs.  These direct expenditures include such costs as materials used, geological and geophysical evaluation, surveying costs, drilling costs, payments made to contractors and depreciation on property and equipment during the exploration phase.  Costs not directly attributable to exploration and evaluation activities, including general administrative overhead costs, are expensed in the year in which they occur.

When a project is deemed to no longer have commercially viable prospects to the Company, exploration and evaluation expenditures in respect of that project are deemed to be impaired.  As a result, those exploration and evaluation expenditure costs, in excess of estimated recoveries, are written-off to the Statement of Comprehensive Income (Loss).

The Company assesses exploration and evaluation assets for impairment at each reporting date.

Once the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be a mine under development and is classified as “mine development cost”.  Exploration and evaluation assets are tested for impairment before the assets are transferred to development properties.

Any incidental revenue earned in connection with exploration activities are applied as a reduction to capitalized exploration costs.  Any operational income earned in connection with exploration activities are recognized in the Statement of Comprehensive Loss.

Mineral exploration and evaluation expenditures are classified as intangible assets.

Provisions for environmental rehabilitation

The Company records a liability based on the best estimate of costs for site closure and reclamation activities that the Company is legally or constructively required to remediate.  The liability is recognized at the time environmental disturbance occurs and the resulting costs are capitalized to the corresponding asset.  The provision for closure and reclamation liabilities is estimated using expected cash flows based on engineering and environmental reports prepared by third-party industry specialists and/or internal expertise, and discounted at a pre-tax rate specific to the liability.  The capitalized amount is depreciated on the same basis as the related asset.  The liability is adjusted for the accretion of the discounted obligation and any changes in the amount or timing of the underlying future cash flows.  Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation cash flows.

Additional disturbances and changes in closure and reclamation estimates are accounted for as incurred with a change in the corresponding capitalized cost.  Costs of rehabilitation projects for which a provision has been recorded are recorded directly against the provision as incurred, most of which are incurred at the end of the life of mine.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Impairment of non-current assets

Non-current assets are evaluated at each reporting date by management for indicators that carrying value is impaired and may not be recoverable.  When indicators of impairment are present the recoverable amount of an asset is evaluated at the level of a cash generating unit (“CGU”), the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets, where the recoverable amount of a CGU is the greater of the CGU’s fair value less costs to sell and its value in use.  An impairment loss is recognized in profit or loss to the extent the carrying amount exceeds the recoverable amount.

In calculating recoverable amount, if applicable, the Company uses discounted cash flow techniques to determine fair value when it is not possible to determine fair value either by quotes from an active market or a binding sales agreement.  The determination of discounted cash flows is dependent on a number of factors, including future metal prices, the amount of reserves, the cost of bringing the project into production, production schedules, production costs, sustaining capital expenditures, and site closure, restoration and environmental rehabilitation costs.  Additionally, the reviews take into account factors such as political, social, legal, and environmental regulations.  These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount.

The Company uses its best efforts to fully understand all of the aforementioned to make an informed decision based upon historical and current facts surrounding the projects.  Discounted cash flow techniques often require management to make estimates and assumptions concerning reserves and expected future production revenues and expenses.

Reversal of impairment

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount.  An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.  An impairment loss with respect to goodwill is never reversed.

Share capital

The proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.  The Company’s common shares are classified as equity instruments.

Commissions paid to agents, and other related share issuance costs, such as legal, auditing, and printing, on the issue of the Company’s shares are charged directly to share capital.

Valuation of equity units issued in private placements

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, is allocated to the attached warrants.  Any fair value attributed to the warrants is recorded as warrants.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Earnings (loss) per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the year.  The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method, the dilutive effect on earnings (loss) per share is calculated presuming the exercise of outstanding options, warrants and similar instruments.  It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the year.  However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

Share-based payments

Where equity-settled share options are awarded to employees, the fair value of the options at the date of grant is charged to the Statement of Comprehensive Income (Loss) over the vesting period.  Performance vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest.  Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted.  As long as all other vesting conditions are satisfied, a charge is made irrespective of whether these vesting conditions are satisfied.  The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the Statement of Comprehensive Income (Loss) over the remaining vesting period.

Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received in the Statement of Comprehensive Income (Loss), unless they are related to the issuance of shares.  Amounts related to the issuance of shares are recorded as a reduction of share capital.

When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured by use of a valuation model.  The expected life used in the model is adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

All equity-settled share-based payments are reflected in contributed surplus, until exercised.  Upon exercise, shares are issued from treasury and the amount reflected in contributed surplus is credited to share capital, adjusted for any consideration paid.

Where a grant of options is cancelled or settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period.  Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date.  Any such excess is recognized as an expense.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Income taxes

Income tax expense comprises current and deferred tax.  Current tax and deferred tax are recognized in net loss except to the extent that it relates to a business combination or items recognized directly in equity or in other comprehensive income (loss).

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustment to income taxes payable in respect of previous years.  Current income taxes are determined using tax rates and tax laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability differs from its tax base, except for taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized.  At the end of each reporting year the Company reassesses unrecognized deferred tax assets.  The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Non-monetary transactions

All non-monetary transactions are measured at the fair value of the asset surrendered or the asset received, whichever is more reliable, unless the transaction lacks commercial substance or the fair value cannot be reliably established.  The commercial substance requirement is met when the future cash flows are expected to change significantly as a result of the transaction.  When the fair value of a non-monetary transaction cannot be reliably measured, it is recorded at the carrying amount (after reduction, when appropriate, for impairment) of the asset given up adjusted by the fair value of any monetary consideration received or given.  When the asset received or the consideration given up is shares in an actively traded market, the value of those shares will be considered fair value.

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

Adoption of accounting policy effective June 1, 2012

IFRS 7 – Financial Instruments Disclosures

IFRS 7 add and amend disclosure requirements about transfers of financial assets, including the nature of the financial assets involved and the risks associated with them.  The adoption of IFRS 7 increases the disclosure requirements when an asset is transferred but is not utilized and new disclosure required when assets are utilized but there is a continuing exposure to the asset after the sale.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Adoption of accounting policy effective June 1, 2012 (cont’d)

IAS 12 – Income Taxes

IAS 12 provides a practical approach for the measurement of deferred tax relating to investment properties measured at fair value, property, plant and equipment and intangible assets measured using the revaluation model.  The measurement of deferred tax for these specified assets is based on the presumption that the carrying amount of the underlying asset will be recovered entirely through sale, unless the entity has clear evidence that economic benefits of the underlying asset will be consumed during its economic life.

The adoption of the above policies had no impact on the consolidated financial statements for the year ended May 31, 2013.

New accounting policies not yet adopted

The following standards and interpretations have been issued but are not yet effective and have not been early adopted by the Company and the Company has yet to assess the full impact:

IFRS 9 Financial Instruments

IFRS 9 Financial Instruments is part of the IASB's wider project to replace IAS 39 Financial Instruments: Recognition and Measurement.  IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value.  The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset.  The standard will be effective for the Company for the year ended May 31, 2016.

IFRS 10 Consolidated Financial Statements

IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.  The standard provides additional guidance to assist in the determination of control where this is difficult to assess.  The standard will be effective for the Company for the year ended May 31, 2014.

IFRS 11 Joint Arrangements

IFRS 11 describes the accounting for arrangements in which there is joint control; proportionate consolidation is not permitted for joint ventures (as newly defined).  IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC 13 Jointly Controlled Entities — Non-Monetary Contributions by Venturers.  The standard will be effective for the Company for the year ended May 31, 2014.

IFRS 12 Disclosures of Interests in Other Entities

IFRS 12 includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.  The standard will be effective for the Company for the year ended May 31, 2014.

IFRS 13 Fair Value Measurement

IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs.  The requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRS.  The standard will be effective for the Company for the year ended May 31, 2014.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

2.           SIGNIFICANT ACCOUNTING POLICIES (cont’d)

New accounting policies not yet adopted (cont’d)

IAS 27 Separate Financial Statements

IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements.  The standard will be effective for the Company for the year ended May 31, 2014.

IAS 28 Investments in Associates and Joint Ventures

IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.  The standard will be effective for the Company for the year ended May 31, 2014.

IAS 1 Presentation of Financial Statements

IAS 1 amendment requires components of other comprehensive income (OCI) to be separately presented between those that may be reclassified to income and those that will not.  The amendments are effective for annual periods beginning on or after July 1, 2012.  The standard will be effective for the Company for the year ended May 31, 2014.

IAS 32 Financial Instruments: Presentation

IAS 32 amendment provides clarification on the application of offsetting rules.  The amendments are effective for annual periods beginning on or after July 1, 2012.  The standard will be effective for the Company for the year ended May 31, 2015.

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

IFRIC 20 clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods.  The standard will be effective for the Company for the year ended May 31, 2014.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

3.	RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Fair Value Hierarchy

Financial instruments recorded at fair value on the Consolidated Statements of Financial Position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.  The fair value hierarchy has the following levels:

Level 1	–	valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	–
valuation techniques based on inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3	–	valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist.  A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.  The following table presents the financial instruments recorded at fair value in the Consolidated Statements of Financial Position, classified using the fair value hierarchy described above:

May 31, 2013	Level 1	Level 2	Level 3

Cash and cash equivalents	$7,867,270	$-	$-

May 31, 2012	Level 1	Level 2	Level 3

Cash and cash equivalents	$6,800,377	$-	$-

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

a)	Credit risk

Concentration of credit risk exists with respect to the Company’s cash and cash equivalents as all amounts are held at a major Canadian financial institution and a major American financial institution.  The Company’s concentration of credit risk and maximum exposure thereto in Canada and the United States are as follows:

May 31,	2013	2012

Cash and cash equivalents - Canada	$7,551,449	$6,623,353
Cash and cash equivalents – United States	315,821	177,024
Cash and cash equivalents	$7,867,270	$6,800,377

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

3.	RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (cont’d)

a)         Credit risk (cont’d)

At May 31, 2013, the Company held a total of $7,317,350 (2012 - $5,500,000) cash equivalents which consist of Guaranteed Investment Certificates (“GICs”):

	Quantity	Maturity Date	Annual Yield

BMO Variable Rate GIC	$1,317,350	January 6, 2014	1.35%
BMO Variable Rate GIC	6,000,000	March 26, 2014	1.35%

	$7,317,350

The Company’s cash and cash equivalents at May 31, 2013 consists of $7,551,449 in Canada and $315,821 in the United States.  Concentration of credit risk exists with respect to the Company’s Canadian cash and cash equivalents as all amounts are held at a major Canadian financial institution.  Credit risk with regard to cash held in the United States is mitigated as the amount held in the United States is only sufficient to cover short-term requirements.  With respect to receivables at May 31, 2013, the Company is not exposed to significant credit risk as the majority are from governmental agencies and interest accruals.

b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. At May 31, 2013, the Company had cash and cash equivalents balance of $7,867,270, which will be sufficient to meet its obligations related to its accounts payable and accrued liabilities of $520,450.

All non-derivative financial liabilities are made up of accounts payable and accrued liabilities and are due within three months of the year end as shown below.  The Company does not have any derivative financial liabilities.

Current liabilities as at May 31, 2013 were as follows:

	0 to 3 months	3 to 6 months	6 to 12 months	Total

Accounts payable and accrued liabilities	$520,450	$-	$-	$520,450

Current liabilities as at May 31, 2012 were as follows:

	0 to 3 months	3 to 6 months	6 to 12 months	Total

Accounts payable and accrued liabilities	$516,817	$-	$-	$516,817

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

3.           RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (cont’d)

c)	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises three types of risk: interest rate risk, foreign currency risk and other price risk.

(i)	Interest rate risk

The Company is not subject to material interest rate risk.

(ii)	Foreign currency risk

The Company is exposed to foreign currency risk to the extent that certain monetary financial instruments and other assets are denominated in United States dollars.  The Company has not entered into any foreign currency contracts to mitigate this risk, as it believes this risk is minimized by the minimal amount of cash held in United States funds, nor entered into any hedging arrangements with respect to mineral exploration and evaluation expenditure commitments denominated in United States dollars.  The Company’s sensitivity analysis suggests that a consistent 5% change in the absolute rate of exchange for the United States dollars, the foreign currency for which the Company has net assets employed, would affect net assets by approximately $223,000, foreign exchange gain (loss) by approximately $2,000 and accumulated other comprehensive income by $221,000.  As at May 31, 2013, the Company had the following financial instruments in USD:

	CAD equivalent	USD

Cash	$410,015	$395,462
Accounts receivable	$21,151	$20,400
Accounts payable and accrued liabilities	$396,755	$382,673

As at May 31, 2013, USD amounts were converted at a rate of USD 1.00 to CAD 1.0368.

(iii)	Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign exchange risk or commodity price risk.  The Company has no financial instruments exposed to such risk.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

4.	PROPERTY AND EQUIPMENT

	Computer Equipment	Vehicles	Total

Cost
Balance, May 31, 2011	$16,485	$35,635	$52,120
Additions	6,047	-	6,047
Currency translation adjustments	1,288	2,366	3,654

Balance, May 31, 2012	23,820	38,001	61,821
Additions	11,464	32,191	43,655
Currency translation adjustments	368	536	904

Balance, May 31, 2013	$35,652	$70,728	$106,380

Depreciation
Balance, May 31, 2011	$2,473	$5,345	$7,818
Depreciation for the year	5,254	9,376	14,630
Currency translation adjustments	329	669	998

Balance, May 31, 2012	8,056	15,390	23,446
Depreciation of the year	6,350	11,407	17,757
Currency translation adjustments	187	348	535

Balance at May 31, 2013	$14,593	$27,145	$41,738

Carrying amounts
At May 31, 2012	$15,764	$22,611	$38,375
At May 31, 2013	$21,059	$43,583	$64,642

5.	RECLAMATION BOND

As at May 31, 2013 the Company has not commenced development of any exploration and evaluation assets and accordingly a reasonable estimate of the timing of the cash flows cannot be made.  The Company has posted non-interest bearing bonds totalling $496,378 (USD 478,760) (2012 - $Nil) with the Nevada Division of Minerals in the State of Nevada as security for these obligations.  Fair value cannot be reasonably determined and accordingly the bonds have been recorded at historical cost, adjusted for current exchange rates.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.	EXPLORATION AND EVALUATION ASSETS

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 6(b))	(note 6(a))	(note 6(e))	(note 6(c))	(note 6(d))	(note 6(f))

Balance, May 31, 2011	$438,696	$1,778,076	$5,754,795	$1,934,068	$3,647,962	$-	$13,553,597

Acquisition costs:
Cash payments	-	-	109,913	-	-	10,000	119,913
Common shares issued	-	-	-	-	-	-	-

	-	-	109,913	-	-	10,000	119,913

Deferred exploration costs:
Advance to contractors	5,435	-	46,414	6,506	-	-	58,355
Aircraft services	-	-	1,103	-	-	-	1,103
Assay	38,871	-	674,523	24,910	-	-	738,304
Drilling	-	-	1,366,456	323,155	-	-	1,689,611
Equipment rental	256	-	15,875	691	-	-	16,822
Field costs	409	3,598	482,279	3,134	336	3,206	492,962
Geological/Geophysical	91,631	127,712	561,526	136,014	2,918	470	920,271
Land maintenance & tenure	16,486	115,496	179,276	19,971	773	-	332,002
Permits	-	-	-	-	-	-	-
Professional fees	2,324	1,760	795	5,906	10,003	-	20,788
Studies	-	-	-	-	-	-	-
Transportation	2,176	-	13,857	3,657	-	-	19,690
Travel	2,288	14,460	60,676	7,118	1,868	5,446	91,856

	159,876	263,026	3,402,780	531,062	15,898	9,122	4,381,764

Total expenditures for the year	159,876	263,026	3,512,693	531,062	15,898	19,122	4,501,677
Cost Recovery	(24,837)	(258,982)	-	-	(99,466)	-	(383,285)
Currency translation adjustments	30,113	118,461	508,074	135,051	238,124	-	1,029,823

Balance, May 31, 2012	$603,848	$1,900,581	$9,775,562	$2,600,181	$3,802,518	$19,122	$18,701,812

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following (cont’d):

	West Pogo	Chisna	North Bullfrog	LMS	Terra	Gerfaut	Total
	(note 6(b))	(note 6(a))	(note 6(e))	(note 6(c))	(note 6(d))	(note 6(f))

Balance, May 31, 2012 (carried forward)	$603,848	$1,900,581	$9,775,562	$2,600,181	$3,802,518	$19,122	$18,701,812

Acquisition costs:
Cash payments	-	-	533,164	-	-	-	533,164
Common shares issued	-	-	-	-	-	-	-

	-	-	533,164	-	-	-	533,164

Deferred exploration costs:
Advance to contractors	-	-	428,204	-	-	-	428,204
Aircraft services	1,863	7,573	-	-	9,801	74,193	93,430
Assay	-	3,864	958,017	-	591	100,808	1,063,280
Drilling	-	-	1,597,604	10,201	-	-	1,607,805
Equipment rental	-	578	132,780	-	-	-	133,358
Field costs	414	12,820	302,210	303	1,302	20,414	337,463
Geological/Geophysical	953	26,654	741,735	1,246	18,436	53,898	842,922
Land maintenance & tenure	(351)	302,609	464,597	28,630	121	14,923	810,529
Permits	-	-	281,424	-	-	-	281,424
Professional fees	-	10,438	-	-	39,285	-	49,723
Studies	-	-	2,984,170	-	-	-	2,984,170
Transportation	-	-	-	1,829	-	3,000	4,829
Travel	1,182	6,741	248,234	1,539	4,273	44,052	306,021

	4,061	371,277	8,138,975	43,748	73,809	311,288	8,943,158

Total expenditures for the year	4,061	371,277	8,672,139	43,748	73,809	311,288	9,476,322
Cost Recovery	-	-	-	-	(150,405)	-	(150,405)
Write-off	-	-	-	-	-	(330,410)	(330,410)
Currency translation adjustments	3,174	21,827	284,523	11,959	11,530	-	333,013

Balance, May 31, 2013	$611,083	$2,293,685	$18,732,224	$2,655,888	$3,737,452	$-	$28,030,332

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

On August 25, 2010, International Tower Hill Mines Ltd. (“ITH”) completed a Plan of Arrangement (the “Arrangement”) whereby its existing Alaska mineral properties (other than the Livengood project) and related assets and the North Bullfrog mineral property and related assets in Nevada were indirectly spun out into Corvus.  As a consequence of the completion of the Arrangement, Corvus now holds the Terra, Chisna, LMS, West Pogo and North Bullfrog properties (“Spin-out Properties”).

Pursuant to the Arrangement, the obligations and interests in the Spin-out Properties under the various property and related agreements have been transferred from ITH to the Company.

a)	Chisna Property, Alaska

The Chisna property is located in the eastern Alaska Range, Alaska, and is comprised of unpatented mineral claims owned 100% by the Company and fee simple lands leased from Ahtna Incorporated.

On November 2, 2009, ITH and Talon Gold Alaska, Inc. (ITH’s wholly-owned Alaskan subsidiary) (“Talon Gold”) entered into an agreement (as amended) with Ocean Park Ventures Corp. (“OPV”).  Pursuant to the agreement, an Alaskan subsidiary of OPV (“Subco”) and Raven Gold formed a joint venture (the “OPV/Raven JV”) for the purpose of exploring and developing the Chisna property.

On November 7, 2012, OPV withdrew from the joint venture and thereby returned 100% of the Chisna Project to the Company.

On March 24, 2010, Raven Gold entered into a Mineral Exploration Agreement with Option to Lease with Ahtna Incorporated (“Ahtna”), an Alaska Native Regional Corporation, concerning approximately 26,516 hectares of fee simple lands in the Athell Area of Alaska surrounding or adjacent to some of the blocks of mineral claims owned by Raven Gold (the “Ahtna Agreement”).

The key terms of the Ahtna Agreement include the following:

•	exclusive right to explore, and the option to enter into a mining lease to develop and mine, the subject lands for a six-year period
•	annual option payments of USD 1.00 – USD 1.25 per acre
•
minimum exploration expenditures of USD 4.00 – USD 8.00 per acre, provided that if the agreement is not terminated at the end of any option year, the exploration expenditures for the next year become a firm commitment

•	at the end of the third year, Raven Gold will release at least 50% of the original lands subject to the agreement
•	preferential contracting, hiring and training practice for Ahtna shareholders or designees
•	scholarship contributions to the Ahtna Heritage Foundation (USD 10,000/year, subject to increase for inflation)
•	all surface work subject to Ahtna archaeological and cultural clearance

As at May 31, 2013, the Ahtna Agreement is in good standing and the Company has made the required option payments, and completed the minimum exploration expenditures and contributions.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

a)	Chisna Property, Alaska (cont’d)

Upon Raven Gold having expended an aggregate of USD 1,000,000 (including 2,500 feet of core drilling) and having completed a feasibility study over some or all of the land subject to the exploration agreement within the six year term of the Ahtna Agreement, Raven Gold has the option to enter into a mining lease.  The key terms of the mining lease include:

•	exclusive mining rights for an initial term of ten years and so long thereafter as commercial production continues
•	minimum exploration expenditures of USD 4.00 – USD 9.00 per acre subject to the lease until commercial production is achieved, escalating over time
•	advance minimum royalty payments of USD 6.00 – USD 12.00 per acre escalating over time (50% deductible from production royalties)
•
NSR production royalties for gold and silver scaled from 2.5% (gold price USD 550 per ounce or less) to 14% (gold price USD 1,900 per ounce or higher).  2.5% on base metals and 3% on all minerals other than gold, silver or base metals

•
in the event Raven Gold acquires rights to minerals within the area subject to the lease, the acquired minerals lands are subject to a production royalty in favour of Ahtna of 2% of the gross value of any gold and silver and a NSR of 1% on base metals

•
Ahtna is also entitled to receive an amount by which 20% of the net profits realized by Raven Gold from its mining operations on Ahtna minerals (10% in the case of non-Ahtna minerals) in any year exceed the aggregate royalties paid by Raven Gold to Ahtna in that year

•
Ahtna has the right to acquire a working interest in the lands subject to the lease, which is to be greater than or equal to 10% but not more than 15%, upon Raven Gold having made a production decision, and in consideration, Ahtna will be required to fund ongoing operations after such exercise in an amount equal to 200% of Ahtna’s percentage share of the pre-production expenditures incurred by Raven Gold (not including advance minimum royalty payments to Ahtna).

b)	West Pogo Property, Alaska

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of unpatented mineral claims owned 100% by the Company.

On March 24, 2010, ITH entered into a binding letter of intent with First Star Resources Inc. (“First Star”) in connection with the West Pogo Property (the “WP LOI”).  Under the terms of the WP LOI, a US subsidiary of First Star (“First Star US”) has the ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total of 100% interest.  On December 2, 2011, full ownership of the West Pogo Property was returned to the Company by agreement with First Star as a consequence of First Star US not completing the required expenditures.

On March 5, 2012, Raven Gold granted to Alix Resources Corp. (“Alix”) the right to earn an interest in the West Pogo Property.  In order to earn a 60% interest in the project, Alix is required to incur USD 5,000,000 in work expenditures on the project (with year one being USD 250,000) and pay annual payments of USD 25,000 (paid USD 25,000 on March 19, 2012) to Raven Gold, all over 5 years.  Raven Gold will retain a 2 – 3% NSR royalty on the project, with Alix having the right to purchase 1% of the royalty for USD 1,000,000.  Alix has the right to purchase Raven Gold’s interest in the project by converting each 10% of interest into an additional 1% NSR.  Alix has not made the 2013 option payment and has indicated it will be unable to proceed with the joint venture agreement, and the parties are currently negotiating the terms of Alix’s withdrawal.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

c)	LMS Property, Alaska

The LMS property consists of unpatented mineral claims owned 100% by the Company.

On March 24, 2010, ITH entered into a binding letter of intent (the “LMS LOI”) with First Star, in connection with the LMS Property.  Under the terms of the LMS LOI, First Star US has the ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total 100% interest.  On December 2, 2011, full ownership of the LMS Property was returned to the Company by agreement with First Star as a consequence of First Star US not completing the required expenditures.

d)	Terra Property, Alaska

The Terra Property consists of State of Alaska unpatented lode mining claims held by the Company and State of Alaska unpatented lode mining claims leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008 (paid), USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015 (paid USD 100,000 on each of February 2, 2010, March 21, 2011, March 22, 2012, and March 21, 2013), and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a NSR production royalty on gold equal to 3.0% if the gold price is USD 450 per ounce or lower and 4% if the gold price is USD 450 per ounce or higher, plus a NSR royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

On February 26, 2010, ITH signed a letter of intent (“LOI”) to enter into a joint venture with American Mining Corporation (“AMC”), a private Nevada corporation, on the Terra Property.  Pursuant to the LOI, an Alaskan subsidiary of AMC and Raven Gold were to form a joint venture with the aim of developing the Terra Property to production.  On May 17, 2010, AMC assigned the Terra Project LOI to Terra Mining Corporation (“TMC”), a company incorporated under the laws of British Columbia.  On September 15, 2010, Raven Gold and Terra Gold Corporation (a US subsidiary of TMC) (“TGC”) entered into the formal joint venture agreement (as amended) to give effect to the joint venture (“Terra JV”).  On March 1, 2011, TMC was acquired by, and became a wholly owned subsidiary of, WestMountain Index Advisor, Inc. a public company based in Denver, Colorado (“WestMountain”).

Effective September 15, 2010, TGC will have an initial 51% interest in the Terra Property, subject to TGC funding an aggregate of USD 6,000,000 in direct exploration and development expenditures on or before December 31, 2013 with initial USD 1,000,000 being required prior to December 31, 2011.  As part of the funding, TGC will pay Raven Gold an aggregate of USD 200,000 as payment for the camp and equipment previously constructed by ITH and acquired by Raven Gold (USD 33,000 received February 16, 2012, USD 67,000 received March 5, 2012 and USD 100,000 received on January 4, 2013).

TGC is required to pay to ITH, the former holder of the Terra Property, an aggregate of USD 300,000 (USD 300,000 received by ITH) in stages to December 31, 2012.  TGC/TMC are required to deliver to ITH an aggregate of 750,000 common shares of TMC (now 750,000 WestMountain common shares) prior to December 31, 2012 (750,000 common shares received by ITH).

TGC has granted Raven Gold a sliding scale NSR royalty between 0.5% and 5% on all precious metal production for the Terra Property and a 1% NSR royalty on all base metal production.

If TGC fails to fund any portion of the initial first year commitment and eventual three year commitment, or if the required payments and shares are not delivered to ITH, Raven Gold will be entitled to terminate the agreement and retain 100% of the property.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

d)	Terra Property, Alaska (cont’d)

After it has completed its initial USD 6,000,000 contribution, TGC will have the option to increase its interest in the project by 29% (to a total of 80%) by funding an additional USD 3,050,000 of development work.  To exercise such option, TGC/TMC will be required to pay ITH an additional USD 150,000 and deliver an additional 250,000 common shares of TMC.

Following TGC having completed its initial contribution (if it does not elect to acquire an additional 29% interest) or having earned an 80% interest (if it does), each party will be required to contribute its pro rata share of further expenditures.  Should the interest of Raven Gold be diluted below 10% as a consequence of it not funding its proportionate share of the joint venture expenditures, the residual interest of Raven Gold interest will be converted to an additional property wide 1% NSR royalty on all metals produced.

On February 18, 2013, Raven Gold signed a letter of intent (“LOI”) to sell all of its joint venture participating interest in the Terra Property to TGC.

The key proposed terms for the sales include the following:

•	$50,000 deposit paid by TGC at signing of LOI (received on March 1, 2013)
•
closing deadline of April 15, 2013 (since extended), with an initial payment of USD 3,000,000 due at closing and USD 2,000,000 due 90 days following (on July 15, 2013), with a final USD 1,000,000 payment due on the first anniversary of the closing.  The last two payments are secured by a first mortgage on the Terra Property

•	750,000 shares of WestMountain stock are to be issued to Raven Gold at closing. Raven Gold will agree to hold such stock for 24 months following closing
•	Raven Gold’s retained royalty will be amended to be a sliding scale NSR royalty of 0.5% to 3% on precious metals and a flat 2% NSR royalty on all base metals
•	TGC will pay USD 150,000 and deliver 250,000 WestMountain shares to ITH, as required by the present joint venture agreement in order for TGC to vest its maximum interest
•	At closing, TCG will pay Raven Gold the value of Raven Gold’s 3% NSR royalty on the 2012 gold and silver production from Terra.

WestMountain continues to pursue the purchase of the Company’s interest in the Terra Property but was not able to raise the necessary funds to complete the transaction on the agreed terms as at May 31, 2013.  A potential revision to the terms of the purchase is presently under consideration.

e)	North Bullfrog Project, Nevada

The Company’s North Bullfrog project consists of certain leased patented lode mining claims and an additional 458 federal unpatented mining claims owned 100% by the Company.

(i)	Interests acquired from Redstar Gold Corp.

On October 9, 2009, a US subsidiary of ITH at the time (Corvus Nevada) completed the acquisition of all of the interests of Redstar Gold Corp. (“Redstar”) and Redstar Gold U.S.A. Inc. (“Redstar US”) in the North Bullfrog project, which consisted of the following leases:

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(i)	Interests acquired from Redstar Gold Corp. (cont’d)

(1)
Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) 12 patented mining claims referred to as the “Connection” property.  The ten-year, renewable mining lease requires advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 (paid) and USD 16,200 for every year thereafter (paid to September 30, 2012).  Redstar has an option to purchase the property (subject to the NSR royalty below) for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased by the lessee for USD 1,250,000 per 1% (USD 5,000,000 for the entire royalty).

(2)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mining claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 4,000 on execution, USD 3,500 on each of May 8, 2007, 2008 and 2009 (paid), USD 4,500 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

(3)
Pursuant to a mining lease made and entered into as of May 8, 2006 between Redstar and an arm’s length private Nevada corporation, Redstar has leased 2 patented mining claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of May 8, 2007, 2008 and 2009 (paid), USD 3,000 on May 8, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 8, 2013).  The lessor is entitled to receive a 3% NSR royalty on all production, which may be purchased by the lessee for USD 850,000 per 1% (USD 2,550,000 for the entire royalty).

(4)
Pursuant to a mining lease made and entered into as of May 16, 2006 between Redstar and an arm’s length individual, Redstar has leased 12 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 20,500 on execution and USD 20,000 on each anniversary thereafter (paid to May 16, 2013).  The lessor is entitled to receive a 4% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 4,000,000 for the entire royalty).

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)
e)	North Bullfrog Project, Nevada (cont’d)

(i)	Interests acquired from Redstar Gold Corp. (cont’d)

(5)
Pursuant to a mining lease made and entered into as of May 22, 2006 between Redstar and two arm’s length individuals, Redstar has leased 3 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 8,000 on execution, USD 4,800 on each of May 22, 2007, 2008 and 2009 (paid), USD 7,200 on May 22, 2010 and each anniversary thereafter, adjusted for inflation (paid to May 22, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

(6)
Pursuant to a mining lease made and entered into as of June 16, 2006 between Redstar and an arm’s length individual, Redstar has leased one patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, and for so long thereafter as mining activities continue on the claims or contiguous claims held by the lessee.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties) of USD 2,000 on execution, USD 2,000 on each of June 16, 2007, 2008 and 2009 (paid), USD 3,000 on June 16, 2010 and each anniversary thereafter, adjusted for inflation (paid to June 16, 2013).  The lessor is entitled to receive a 2% NSR royalty on all production, which may be purchased by the lessee for USD 1,000,000 per 1% (USD 2,000,000 for the entire royalty).

As a consequence of the acquisition of Redstar and Redstar US’s interest in the foregoing leases, Corvus Nevada is now the lessee under all of such leases.  The Company acquired all of the shares of Corvus Nevada on August 26, 2010 upon the completion of the Arrangement.

(ii)	Interests acquired directly by Corvus Nevada

(1)
Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between Corvus Nevada and a group of arm’s length limited partnerships, Corvus Nevada has leased (and has the option to purchase) patented mining claims referred to as the “Mayflower” claims which form part of the North Bullfrog project.  The terms of the lease/option are as follows:

¤
Terms:  Initial term of five years, commencing December 1, 2007, with the option to extend the lease for an additional five years.  The lease will continue for as long thereafter as the property is in commercial production or, alternatively, for an additional three years if Corvus Nevada makes advance minimum royalty payments of USD 100,000 per year (which are recoupable against actual production royalties).

¤
Lease Payments: USD 5,000 (paid) and 25,000 common shares of ITH (delivered) following regulatory acceptance of the transaction; and an additional USD 5,000 and 20,000 common shares on each of the first through fourth lease anniversaries (paid and issued).  Pursuant to an agreement with the lessors, in lieu of the 20,000 ITH shares due December 1, 2010, Corvus Nevada paid USD 108,750 on November 10, 2010 and delivered 46,250 common shares of the Company on December 2, 2010.  If Corvus Nevada elects to extend the lease for a second

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

e)	North Bullfrog Project, Nevada (cont’d)

(ii)	Interests acquired directly by Corvus Nevada (cont’d)

five-year term, it will pay USD 10,000 and deliver 50,000 common shares of ITH upon election being made, and an additional 50,000 common shares of ITH on each of the fifth through ninth anniversaries (USD$10,000 paid on October 31, 2012 and 50,000 common shares of ITH delivered on October 25, 2012).
¤
Work Commitments:  USD 100,000 per year for the first three years (incurred), USD 200,000 per year for the years 4 – 6 (incurred) and USD 300,000 for the years 7 – 10.  Excess expenditures in any year may be carried forward.  If Corvus Nevada does not incur the required expenditures in year one, the deficiency is required to be paid to the lessors.

¤
Retained Royalty: Corvus Nevada will pay the lessors a NSR royalty of 2% if the average gold price is USD 400 per ounce or less, 3% if the average gold price is between USD 401 and USD 500 per ounce and 4% if the average gold price is greater than USD 500 per ounce.

(2)
Pursuant to a mining lease and option to purchase made effective March 1, 2011 between Corvus Nevada and an arm’s length individual, Corvus Nevada has leased, and has the option to purchase, 2 patented mineral claims which form part of the North Bullfrog project holdings.  The lease is for an initial term of 10 years, subject to extension for an additional 10 years (provided advance minimum royalties are timely paid), and for so long thereafter as mining activities continue on the claims.  The lessee is required to pay advance minimum royalty payments (recoupable from production royalties, but not applicable to the purchase price if the option to purchase is exercised) of USD 20,000 on execution (paid), USD 25,000 on each of March 1, 2012 (paid), 2013 (paid) and 2014, USD 30,000 on March 1, 2015 and each anniversary thereafter, adjusted for inflation.  The lessor is entitled to receive a 2% NSR royalty on all production.  The lessee may purchase the royalty for USD 1,000,000 per 1%.  If the lessee purchases the entire royalty (USD 2,000,000) the lessee will also acquire all interest of the lessor in the subject property.

(3)
Pursuant to a purchase agreement made effective March 28, 2013, Corvus Nevada has agreed to purchase the surface rights of five patented mining claims owned by two arm’s length individuals for USD 160,000 payable on closing (March 28, 2013).  The purchase terms include payment by Corvus Nevada of a fee of USD 0.02 per ton of overburden to be stored on the property, subject to payment for a minimum of 12 million short tons.  The minimum tonnage fee (USD 240,000 (note 7)) bears interest at 4.77% per annum from closing and is evidenced by a promissory note due on the sooner of the commencing of use of the property for waste materials storage or December 31, 2015.

f)         Gerfaut Property, Quebec

On February 2, 2012, the Company signed an agreement (“Gerfaut Agreement”) with respect to an option/joint venture with Les Ressources Tectonic Inc. (“LRT”), an arm’s length private company, whereby the Company may acquire up to an 80% interest in the Gerfaut Property (“Gerfaut claims”), consisting of 60 mineral claims located in Northern Quebec.  Under the Gerfaut Agreement, in order to earn an 80% interest in the Gerfaut claims, the Company will be required to:

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

6.           EXPLORATION AND EVALUATION ASSETS (cont’d)

f)	Gerfaut Property, Quebec (cont’d)

•	Make an initial payment of $10,000 (paid) on the execution of the initial letter of intent
•
Make aggregate payments to LRT of $250,000 over five years to May 1, 2017 (all or some of any such payments may be satisfied by the issuance of common shares of the Company at the Company’s election) and incur aggregate exploration expenditures on the Gerfaut claims of $565,000 over five years to May 1, 2017, upon completion of which payments and expenditures the Company will have earned a 60% interest in the Gerfaut claims

•
Upon having earned its initial 60% interest, the Company may elect to earn an additional 20% interest (80% total) by incurring additional exploration expenditures of $2,000,000 on the Gerfaut claims within three years after it has exercised to option to acquire the initial 60% interest

•	LRT retains a 2% NSR royalty, of which the Company can buy back half (being 1%) at any time for $1,500,000
•
Following the Company having earned either its initial 60% interest (if it does not elect to or fails to earn an additional 20% interest) or 80% interest, the Company and LRT will enter into a joint venture, in which each party will be responsible for providing its pro rata share of all joint venture expenditures.  If a party does not contribute its full share of such expenditures, its interest in the joint venture and the Gerfaut claims will be diluted.  If a party’s interest is diluted to 10% or less, such party will transfer all interest in the joint venture and Gerfaut claims to the remaining participant in exchange for receipt of a 3% Net Profits Interest.

In September 2012, the Company acquired 91 additional claims adjacent to the Gerfaut claims and an additional claim block of 32 claims located nearby (none of which are subject to the Gerfaut Agreement except that the Company has agreed to transfer such claims to LRT if the Company determines to abandon any of them).

During the period ended May 31, 2013, the Company terminated the Gerfaut Agreement.  As a result, the Company wrote-off exploration and evaluations costs of $330,410 during the year ended May 31, 2013.

Acquisitions

The acquisition of title to mineral properties is a detailed and time-consuming process.  The Company has taken steps, in accordance with industry norms, to verify title to mineral properties in which it has an interest.  Although the Company has taken every reasonable precaution to ensure that legal title to its properties is properly recorded in the name of the Company (or, in the case of an option, in the name of the relevant optionor), there can be no assurance that such title will ultimately be secured.

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.  The Company has determined as of May 31, 2013, the disturbances to earth are minimal, therefore has not recorded a provision for environmental expenditures.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

7.	PROMISSORY NOTE PAYABLE

On March 28, 2013, the Company issued a promissory note payable of USD 240,000 bearing interest at 4.77% per annum due on the sooner of the commencing of use of the property for waste materials storage as stated in note 6(e)(ii)(3) or December 31, 2015.

8.	SHARE CAPITAL

Authorized

Unlimited common shares without par value.

Share issuances

During the year ended May 31, 2013:

a)
On April 2, 2013 the Company closed a non-brokered private placement equity financing and issued 8,300,000 common shares at a price of $0.87 per share for gross proceeds of $7,221,000.  In connection with the financing, the Company paid $17,192 in share issuance costs.

b)
On November 1, 2012, the Company closed a non-brokered private placement equity financing and issued 3,250,001 common shares at a price of $1.07 per share for gross proceeds of $3,477,501.  A finder’s fee equal to 4% of the proceeds raised from the sale of 733,477 common shares was paid, amounting to $31,393.  In connection with the financing, the Company paid an additional $14,290 in share issuance costs.

c)	An aggregate of 3,329,766 common shares were issued on exercise of 3,329,766 stock options for gross proceeds of $2,550,209.

d)	An aggregate of 325,000 common shares were issued on exercise of 325,000 warrants for gross proceeds of $357,500.

During the year ended May 31, 2012:

a)	On May 17, 2012, the Company closed a non-brokered private placement equity financing and issued 8,250,000 common shares at a price of $0.67 per common share for gross proceeds of $5,527,500.

Warrants

Warrants transactions are summarized as follows:

	2013			2012
	Number of Warrants	Weighted Average Exercise Price		Number of Warrants	Weighted Average Exercise Price

Balance, beginning of the year	325,000		$1.10	325,000	$1.10
Exercised (Agents’ Warrants)	(325,000)	$	(1.10)	-	-

Balance, end of the year	-		$-	325,000	$1.10

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

8.           SHARE CAPITAL (cont’d)

Warrants (cont’d)

As at May 31, 2013 and 2012, the Company had outstanding warrants as follows:

	2013		2012
Expiry Date	Exercise Price	Number of Warrants	Exercise Price	Number of Warrants

November 30, 2012	$-	-	$1.10	325,000

Stock options

Stock options awarded to employees and non-employees by the Company are measured and recognized in the Consolidated Statement of Comprehensive Loss or added to exploration and evaluation assets at the fair value of the award.  The fair value of all forms of share-based payments is charged to operations or capitalized to exploration and evaluation assets over the vesting period of the options granted.  Fair value is estimated using the Black-Scholes option pricing model.

The Company has adopted an incentive stock option plan (the “2010 Plan”).  The essential elements of the 2010 Plan provide that the aggregate number of common shares of the Company’s share capital that may be made issuable pursuant to options granted under the 2010 Plan (together with any other shares which may be issued under other share compensation plans of the Company) may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2010 Plan will have a maximum term of ten years.  The exercise price of options granted under the 2010 Plan will not be less than the greater of the market price of the common shares (as defined by the Toronto Stock Exchange (“TSX”), currently defined as the 5 day volume weighted average price for the 5 trading days immediately preceding the date of grant) or the closing market price of the Company’s common shares for the trading day immediately preceding the date of grant), or such other price as may be agreed to by the Company and accepted by the TSX.  Options granted under the 2010 Plan vest immediately, unless otherwise determined by the directors at the date of grant.

Pursuant to the 2010 Plan, on September 27, 2012, the Company granted incentive stock options to a consultant of the Company to purchase 150,000 common shares in the share capital of the Company.  The options are exercisable on or before September 27, 2014 at a price of $1.08 per share.  The options will vest as to one-quarter on September 27, 2012, one-quarter on January 27, 2013, one-quarter on May 27, 2013, and the balance on September 27, 2013.

On September 19, 2012, the Company granted incentive stock options to consultants and employees of the Company to purchase 2,995,000 common shares in the share capital of the Company.  The options are exercisable on or before September 19, 2017 at a price of $0.96 per share.  The options will vest as to one-third on September 19, 2012, one-third on September 19, 2013, and the balance on September 19, 2014.

On May 29, 2012 the Company granted incentive stock options to a consultant and an employee of the Company to purchase 300,000 common shares in the share capital of the Company.  The options are exercisable on or before May 29, 2017 at a price of $0.92 per share.  The options vested as to one-third on May 29, 2012, one third on May 29, 2013 and the balance on May 29, 2014.

On November 17, 2011 the Company granted incentive stock options to consultants and an employee of the Company to purchase 210,000 common shares in the share capital of the Company.  The options are exercisable on or before November 17, 2016 at a price of $0.67 per share.  The options will vest as to one-third on November 17, 2011, one third on November 17, 2012 and the balance on November 17, 2013.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

8.           SHARE CAPITAL (cont’d)

Stock options (cont’d)

On July 29, 2011, the Company granted incentive stock options to directors and an employee of the Company to purchase 650,000 common shares in the share capital of the Company.  The options are exercisable on or before July 29, 2016 at a price of $0.50 per share.  The options will vest as to one-third on July 29, 2011, one third on July 29, 2012 and the balance on July 29, 2013.

A summary of the status of the stock option plan as of May 31, 2013 and 2012, and changes during the years are presented below:

	2013		2012
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance, beginning of the year	4,300,000	$0.72	3,490,000	$0.76
Granted	3,145,000	0.97	1,160,000	0.64
Exercised	(3,329,766)	0.77	-	-
Cancelled	-	-	(350,000)	(0.76)
Expired	(40,000)	(0.82)	-	-

Balance, end of the year	4,075,234	$0.88	4,300,000	$0.72

The weighted average share price for the options exercised during the year ended May 31, 2013 was $1.07 (May 31, 2012 - none exercised).  The weighted average remaining contractual life of options outstanding at May 31, 2013 was 3.90 years (2012 – 1.44 years).

Stock options outstanding are as follows:

	2013			2012
Expiry Date	Exercise Price	Number of Options	Exercisable at Year- End	Exercise Price	Number of Options	Exercisable at Year- End

September 8, 2012	$-	-	-	$0.75	2,680,000	2,680,000
January 21, 2013	$-	-	-	$0.82	360,000	360,000
May 30, 2013 (extended to August 17, 2013) (note 15)	$0.69	70,000	70,000	$0.69	100,000	100,000
September 27, 2014	$1.08	150,000	37,500	$-	-	-
July 29, 2016	$0.50	583,334	362,334	$0.50	650,000	214,500
November 17, 2016	$0.67	210,000	138,600	$0.67	210,000	69,300
May 29, 2017	$0.92	300,000	99,000	$0.92	300,000	99,000
September 19, 2017	$0.96	2,761,900	755,250	$-	-	-

		4,075,234	1,462,684		4,300,000	3,522,800

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

8.           SHARE CAPITAL (cont’d)

Share-based payments

The Company uses the fair value method for determining share-based payment charges for all options granted during the years.  The fair value of options granted was $2,425,846 (2012 - $586,042), determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

For the year ended May 31,	2013	2012

Risk-free interest rate	1.40%	1.36%
Expected life of options	4.86 years	5 years
Annualized volatility	100%	100%
Dividend yield	0%	0%
Exercise price	$0.97	$0.64

Fair value per share	$0.77	$0.51

Share-based payment charges have been allocated as follows:

For the year ended May 31,	2013	2012

Consulting	$399,990	$175,525
Investor relations	397,983	65,621
Professional fees	151,726	17,698
Wages and benefits	849,519	54,933

	1,799,218	313,777
Exploration and evaluation assets – Geological/geophysical	72,854	14,628

	$1,872,072	$328,405

9.	RELATED PARTY TRANSACTIONS

During the year ended May 31, 2013, the Company entered into the following transactions with related parties:

Management compensation

Key management personnel compensation comprised:

For the year ended May 31,	2013	2012

Consulting fees to CFO	$87,000	$76,000
Wages and benefits to CEO, President and COO	724,461	402,240
Directors fees (included in consulting fees)	72,500	65,000
Share-based payments to CEO, President, COO, CFO and directors	1,246,850	221,878

	$2,130,811	$765,118

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012
9.	RELATED PARTY TRANSACTIONS (cont’d)

Transactions with other related parties

For the year ended May 31,	2013	2012

Consulting fees to Corporate Secretary	$25,500	$22,000
Fees to Vice President of Corporate Communications (included in investor relations)	125,000	-
Professional fees to Vice President	90,340	89,500
Rent expenses to Cardero Resource Corp. (“Cardero”), a company with officers in common	31,580	28,531
Administration expenses to Cardero	3,187	6,902
Office expenses to Cardero	20,318	36,540
Share-based payments to Vice President and Corporate Secretary	294,022	-

	$589,947	$183,473

As at May 31, 2013, included in accounts payable and accrued liabilities was $34,605 (2012 – $28,374) in expenses owing to companies related to officers and officers of the Company.

These amounts were unsecured, non-interest bearing and had no fixed terms or terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated June 1, 2011 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $72,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company has also entered into change of control agreements during the year with officers of the Company.  In the case of termination, the officers are entitled to an amount equal to a multiple (ranging from two times to three times) of the sum of the annual base salary then payable to the officer, the aggregate amount of bonus(es) (if any) paid to the officer within the calendar year immediate preceding the Effective Date of Termination, and an amount equal to the vacation pay which would otherwise be payable for the one year period next following the Effective Date of Termination.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

10.	GEOGRAPHIC SEGMENTED INFORMATION

The Company operates in one industry segment, the mineral resources industry, and in two geographical segments, Canada and the United States.  All current exploration activities are conducted in the United States and Canada.  The significant asset categories identifiable with these geographical areas are as follows:

	Canada	United States	Total

May 31, 2013
Exploration and evaluation assets	$-	$28,030,332	$28,030,332
Property and equipment	$5,796	$58,846	$64,642

May 31, 2012
Exploration and evaluation assets	$19,122	$18,682,690	$18,701,812
Property and equipment	$1,906	$36,469	$38,375

For the year ended May 31,	2013	2012

Net loss for the year – Canada	$(3,457,022)	$(1,289,903)
Net loss for the year – United States	(1,611,719)	(1,241,484)
Net loss for the year	$(5,068,741)	$(2,531,387)

11.	CAPITAL MANAGEMENT

The Company manages its capital structure, being its share capital, and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no significant source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the year ended May 31, 2013.  The Company is not subject to externally imposed capital requirements.

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

12.	SUPPLEMENTAL CASH FLOW INFORMATION

For the year ended May 31,	2013	2012

Supplemental cash flow information
Interest paid (received)	$-	$-
Income taxes paid	$-	$-
Non-cash transactions
Change in accounts receivables included in exploration and evaluation assets	$(13,082)	$(165,110)
Change in prepaid expenses included in exploration and evaluation assets	$-	$(5,729)
Change in accounts payable included in exploration and evaluation assets	$(58,057)	$115,605
Change in promissory note payable included in exploration and evaluation assets	$248,832	$-
Share-based payment charges included in exploration and evaluation assets	$72,854	$14,628

13.	SUBSIDIARIES

Significant subsidiaries are:

	Country of Incorporation	Principal Activity	The Company’s effective interest for 2013	The Company’s effective interest for 2012

Corvus Gold (USA) Inc.	USA	Holding company	100%	-
Raven Gold Alaska Inc.	USA	Exploration company	100%	100%
Corvus Gold Nevada Inc.	USA	Exploration company	100%	100%

14.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the years ended May 31:

	2013	2012

Loss before income taxes	$(5,068,741)	$(2,531,387)
Statutory Canadian corporate tax rate	25.00%	25.88%

Income tax recovery at statutory rates	$(1,267,186)	$(655,123)
Share-based payments	449,805	81,206
Non-deductible items	7,247	532
Effect of tax rate change	(34,448)	8,582
Difference in tax rates in other jurisdictions	(146,972)	(103,186)
Tax benefits not realized	991,554	667,989

Deferred income tax recovery	$-	$-

CORVUS GOLD INC. (An Exploration Stage Company) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Canadian dollars) YEARS ENDED MAY 31, 2013 AND 2012

14.	INCOME TAXES (cont’d)

The significant components of the Company’s deferred income tax assets are as follows:

	2013	2012

Deferred income tax assets (liabilities)
Exploration and evaluation assets	$(709,350)	$(3,657)
Property and equipment	(861)	(932)
Share issuance costs	72,277	85,383
Non-capital losses available for future periods	2,884,884	1,177,212
Cumulative eligible capital	400	385
	2,247,350	1,258,391
Unrecognized deferred tax assets	(2,247,350)	(1,258,391)

Net deferred tax assets	$-	$-

At May 31, 2013, the Company has available non-capital tax losses for Canadian income tax purposes of approximately $2,911,000 and net operating loss for US tax purposes of approximately $6,239,000 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

	Canada	United States

2029	$-	$978,000
2030	-	7,000
2031	379,000	143,000
2032	1,089,000	1,248,000
2033	1,443,000	3,863,000

	$2,911,000	$6,239,000

In addition, the Company has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $25,682,000 and in Canada of approximately $330,000, which may be deductible for US tax purposes.  Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

15.	SUBSEQUENT EVENTS

Subsequent to May 31, 2013,

a)	50,000 stock options exercisable at a price of $0.96 per share expired.

b)	The Company issued 70,000 common shares on exercise of 70,000 stock options at an exercise price of $0.69 for gross proceeds of $48,300.

c)
On August 16, 2013, the Company granted incentive stock options to directors, employees and consultants of the Company to purchase 2,470,000 common shares in the share capital of the Company.  The options are exercisable on or before August 16, 2018 at a price of $0.76 per share.  The options will vest as to one-third on August 16, 2013, one third on August 16, 2014 and the balance on August 16, 2015.